Exhibit 99.1

Aerpio Pharmaceuticals Commences Trading on the OTCQB® Market

The Company will trade under the symbol ARPO

CINCINNATI—(BUSINESS WIRE) — Aerpio Pharmaceuticals, Inc. (OTCQB: ARPO), a biopharmaceutical company focused on advancing first-in-class treatments for ocular diseases, announced today that shares of the Company’s common stock have been cleared for trading on the OTC Market Group’s OTCQB® Market (“OTCQB”) in the United States. Shares of Aerpio’s common stock will trade under the ticker symbol “ARPO”, effective at the market open on August 8, 2017.

In March 2017, Aerpio raised approximately $40 million in gross proceeds through a private placement of the Company’s common stock to further clinical development activities, including advancement of Aerpio’s lead program, AKB-9778, for the treatment of diabetic retinopathy (DR).

About Aerpio Pharmaceuticals

Aerpio Pharmaceuticals, Inc. is a biopharmaceutical company focused on advancing first-in-class treatments for ocular diseases. The Company’s lead compound, AKB-9778, is a small molecule activator of the Tie2 pathway and is in clinical development for the treatment of non-proliferative diabetic retinopathy. For more information please visit www.aerpio.com.

About AKB-9778

AKB-9778 is being developed as a subcutaneous injection for the treatment of non-proliferative diabetic retinopathy. AKB-9778 binds to and inhibits the intracellular domain of VE-PTP, the most critical negative regulator of Tie2. AKB-9778 has demonstrated the ability to activate the Tie2 receptor irrespective of extracellular levels of its binding ligands, angiopoietin-1 (agonist) or angiopoietin-2 (antagonist) and may be the most efficient pharmacologic approach to activating Tie2.

About Diabetic Retinopathy

DR is a complication of diabetes caused by damage to blood vessels in the retina. Severity of DR ranges from mild non-proliferative diabetic retinopathy (nPDR) to more advanced proliferative diabetic retinopathy (PDR), the hallmark of which is the development of new abnormal blood vessels.

Forward Looking Statements

This press release contains forward-looking statements. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, the development of the Company’s product candidates, including AKB-9778 for non-proliferative diabetic retinopathy or otherwise, the therapeutic potential of the Company’s product candidates, including AKB-9778, the timing of trading of the Company’s common stock on the OTCQB and the Company’s use of proceeds from its private placement. Actual results could differ from those projected in any forward-looking statements due to several risk factors. Such factors include, among others, the ability to raise the additional funding needed to continue to develop AKB-9778 or other product development plans, the inherent uncertainties associated with the FDA and drug development process, competition in the industry in which the Company operates and overall market conditions. These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents the Company files with the SEC available at www.sec.gov.

Investor & Media Contacts:

Aerpio Pharmaceuticals, Inc.

Dhaval Desai

Vice President of Medical Affairs

ddesai@aerpio.com

Burns McClellan, on behalf of Aerpio Pharmaceuticals, Inc.

Media: Justin Jackson

jjackson@burnsmc.com

Investors: Ami Bavishi

abavishi@burnsmc.com